Exhibit (a)(1)(B)

FORM OF ACCEPTANCE-CUM-ACKNOWLEDGEMENT

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

[Public Shareholders holding shares in dematerialised form are not required to fill the Form of Acceptance unless required by their respective Selling Broker(s). The Public Shareholders holding Equity Shares in physical form are required to send this Form of Acceptance along with the enclosures to the Registrar to the Offer, at its office address provided in the Letter of Offer]

VEDANTA LIMITED

(Capitalized terms and expressions used herein but not defined shall have the same meaning as ascribed to them in the Letter of Offer)

From
Name:	TENDERING PERIOD FOR THIS OPEN OFFER
Address:	OPEN OFFER OPENS ON	Tuesday, March 23, 2021
Tel. No:
Fax:	OPEN OFFER CLOSES ON	Wednesday, April 07, 2021
Email:

To,

The Acquirer and PACs

C/o KFin Technologies Private Limited

Selenium Building, Tower- B, Plot No 31 & 32,

Gachibowli, Financial District Nanakramguda,

Serilingampally, Hyderabad Rangareddi – 500032, Telangana

Tel: +91 40 6716 2222/ 1-800-34-54001

Email: Vdl.voluntaryopenoffer@kfintech.com

Dear Sir/ Madam,

Sub: Voluntary open offer for acquisition of up to 651,000,000 (Six Hundred and Fifty One Million) Equity Shares representing 17.51% of the Voting Share Capital, from the Public Shareholders by Vedanta Resources Limited (“Acquirer”) together with Twin Star Holdings Limited (“PAC 1”), Vedanta Holdings Mauritius Limited (“PAC 2”) and Vedanta Holdings Mauritius II Limited (“PAC 3” together with PAC 1 AND PAC 2 to be referred as “PACS”), in their capacity as the persons acting in concert with the Acquirer (“Offer”/ “Open Offer”).

I / We refer to the LOF dated March 16, 2021 for acquiring the Equity Shares held by me/ us in the Target Company.

I / We, the undersigned, have read the PA, Corrigendum to PA, the DPS, Corrigendum to DPS and DLOF, Letter of Offer and the Open Offer opening public announcement, and understood its contents, terms and conditions, and unconditionally accept these terms and conditions.

I/We acknowledge and confirm that all the particulars/statements given herein are true and correct.

Details of Public Shareholder:

Name (in BLOCK LETTERS)	Holder	Name of the Public Shareholder(s)	Permanent Account Number
(Please write names of the joint holders in the same order as appearing in the Equity Share certificate(s)/demat account)	Sole/First
Second
Third

Contact number(s) of the first holder	Tel No. (with ISD/STD Code):		Mobile No.:

Full address of the first holder (with pin code)

Email address of first holder

Date and place of incorporation (if applicable)

FOR ALL PUBLIC SHAREHOLDERS

1.

I/ We confirm that the Equity Shares which are being tendered herewith by me/us under this Open Offer, are free from any pledges, liens, charges, equitable interests, non-disposal undertakings or any other form of encumbrances and are being tendered together with all rights attached thereto, including all rights to dividends, bonuses and rights offers, if any, declared hereafter.

2.

I/ We confirm that the sale and transfer of the Equity Shares held by me/us will not contravene any applicable law and will not breach the terms of any agreement (written or otherwise) that I/we are a party to.

3.

My/ Our execution of this Form of Acceptance shall constitute my / our warranty that the Equity Shares comprised in this application are owned by me / us and are sold and transferred by me/ us free from all liens, charges, claims of third parties and encumbrances. If any claim is made by any third party in respect of the said Equity Shares, I / we will hold the Acquirer and/ or the PACs, harmless and indemnified against any loss they or either of them may suffer in the event of the Acquirer acquiring these Equity Shares.

4.	I/ We have obtained any and all necessary consents to tender the Offer Shares on the foregoing basis.

5.

I/ We declare that there are no restraints/injunctions or other order(s) of any nature which limits/restricts in any manner my/ our right to tender Offer Shares in this Open Offer and that I/we am/are legally entitled to tender the Offer Shares in this Open Offer.

6.

I/ We agree that the Acquirer and/or the PAC(s) will pay the consideration as per secondary market mechanism only after verification of the certificates, documents and signatures, as applicable submitted along with this Form of Acceptance. I/ We undertake to return to the Acquirer and/or the PAC(s) any Open Offer consideration that may be wrongfully received by me/ us.

7.	I/ We declare that regulatory approvals, if applicable, for holding the Offer Shares and/or for tendering the Offer Shares in this Open Offer are enclosed herewith.

8.	I/ We confirm that I / we are not persons acting in concert or persons deemed to be acting in concert with the Acquirer and/ or the PACs.

9.	I/ We give my/our consent to the Acquirer and/or the PACs to file any statutory documents on my/our behalf in relation to accepting the Offer Shares in this Open Offer.

10.	I/ We confirm that I / we are in compliance with the terms of the Open Offer set out in the PA, Corrigendum to PA, the DPS, Corrigendum to DPS and DLOF and the LOF.

11.

I/ We undertake to execute any further documents and give any further assurances that may be required or expedient to give effect to my/our tender/offer and agree to abide by any decision that may be taken by the Acquirer and/or the PACs to effectuate this Open Offer in accordance with the SEBI (SAST) Regulations.

12.	I/ We are/ am not debarred from dealing in shares or securities.

13.

I/ We confirm that there are no taxes or other claims pending against me / us which may affect the legality of the transfer of Offer Shares under the IT Act, including but not limited to Section 281 of the IT Act. I / We confirm that no notice has been issued by the Income-tax authorities impacting the rights to transfer the shares.

14.

I/ We note and understand that the Offer Shares will be held by the Registrar to the Offer/ Clearing Corporation in trust for me/ us till the date the Acquirer and/or the PAC(s) makes payment of consideration as mentioned in the LOF, or the date by which other documents are dispatched to the Public Shareholders, as the case may be. I/ We also note and understand that the consideration will be paid only to those Shareholders who have validly tendered their Equity Shares in this Offer, in accordance with the terms of the LOF.

15.

I/ We confirm that in the event of any income tax demand (including interest, penalty, etc.) arising from any misrepresentation, inaccuracy or omission of information provided/ to be provided by me / us, or as a result of income tax (including any consequent interest and penalty) on the capital gains arising from tendering of the Offer Shares or any other payments, I/ we will indemnify the Acquirer and/or the PACs for such income tax demand (including interest, penalty, etc.) and provide the Acquirer and/or the PACs with all information/ documents that may be necessary and co-operate in any proceedings before any income tax/ appellate authority.

16.

I/ We authorise the Acquirer and/or the PAC(s) to accept the Offer Shares so offered or such lesser number of Offer Shares which the Acquirer and/or the PAC(s) may decide to accept in consultation with the Manager to the Offer and the Registrar to the Offer and in terms of the LOF. I/ we further authorize the Acquirer and/or the PAC(s) to return to me / us, Equity Shares in respect of which this Open Offer is not found valid/ not accepted, by registered post or ordinary post, unaccepted documents, if any, at my/our sole risk, without specifying the reasons thereof.

I/We, confirm that my/ our status as a shareholder is (“✓” whichever is applicable)

☐ Individual	☐ Foreign Company	☐ FII/FPI — Corporate	☐ FII/FPI – Others	☐ FVCI
☐ Foreign Trust	☐ Private Equity Fund / AIF	☐ Pension/ Provident Fund	☐ Sovereign Wealth Fund	☐ Partnership/ Proprietorship Firm
☐ Financial Institution	☐ NRIs/PIOs- repatriable	☐ NRIs/ PIOs — non repatriable	☐ OCB	☐ QFI
☐ Domestic Company	☐ Domestic Trust	☐ Insurance Company	☐ Banks	☐ Others — please Specify

FOR NRIs/ OCBs/ FIIs AND SUB-ACCOUNTS/ OTHER NON-RESIDENT SHAREHOLDERS:

I/We, confirm that my/ our investment status is (please provide supporting documents and “✓” whichever is applicable)

☐	FDI Route

☐	PIS Route

☐	Any other—please specify

I/We, confirm that the Offer Shares tendered by me/ us are held on (“✓” whichever is applicable)

☐	Repatriable basis

☐	Non—repatriable basis

I/We,	confirm that (“✓” whichever is applicable)

☐	No RBI or other regulatory approval was required by me for holding Offer Shares that have been tendered in this Open Offer and the Offer Shares are held under general permission of the RBI.

☐	Copies of all approvals required by me for holding Offer Shares that have been tendered in this Open Offer are enclosed herewith.

☐	Copy of RBI Registration letter taking on record the allotment of shares to me/us is enclosed herewith. I/We, confirm that (“✓” whichever is applicable)

☐	No RBI or other regulatory approval is required by me for tendering the Offer Shares in this Open Offer.

☐	Copies of all approvals required by me for tendering Offer Shares in this Open Offer are enclosed herewith. Additional confirmations and enclosures for all Public Shareholders, as applicable

I / We, have enclosed the following documents (“✓” whichever is applicable):

☐	Self-attested copy of PAN card.

☐	Self-declaration form in Form 15 G/ Form 15 H, if applicable to be obtained in duplicate copy. (applicable only for interest payment, if any)

☐

No objection certificate / Tax clearance certificate from income tax authorities, for deduction of tax at a lower rate / NIL rate on income from sale of shares and interest income, if any, wherever applicable.

☐

For Mutual Funds/ Banks/ notified institutions/ other shareholders, self-attested copy of relevant registration or notification in support of the claim that they are eligible to exemption from withholding tax (applicable in case of interest payment, if any).

☐

‘Valid Tax Residency Certificate’ issued by the income tax authority of a foreign country of which he / it claims to be a tax resident, in case the Public Shareholder intends to claim benefit under the DTAA between India and that jurisdiction in which the Public Shareholder claims to be resident and a duly filled in ‘Form 10F’ as prescribed under the IT Act. Such other information and documentation as may be required depending upon specific terms of the relevant DTAA read with the provisions of MLI, including but not limited to a declaration of not having a permanent establishment in India.

☐	SEBI Registration Certificate for FIIs / FPIs (mandatory to be submitted by FIIs/FPIs).

☐	SEBI registration certificate issued to Category I or Category II Alternative Investment Funds if such fund intends to claim exemption from TDS under Section 197A(1F) of IT Act.

☐	Declaration that the investment in the Equity Shares is in accordance with the applicable SEBI regulations (mandatory to be submitted by FIIs/FPIs).

☐	Duly attested power of attorney if any person apart from the Public Shareholder has signed the Form-of-Acceptance-cum- Acknowledgement

☐	Corporate authorization, in case of Companies along with certified copy of the Board Resolution and Specimen Signatures of Authorised Signatories

☐	Other relevant documents (Please specify)

BANK DETAILS

Public Shareholders holding Equity Shares in dematerialised form, the bank account details for the purpose of interest payment, if any, will be taken from the record of the depositories.

In case of interest payments, if any, by the Acquirer and/or the PAC(s) for delay in payment of Offer consideration or a part thereof, the final decision to deduct tax or not on the interest payments for delay in payment of consideration, or the quantum of taxes to be deducted rests solely with the Acquirer and/or the PAC(s) depending on the settlement mechanism for such interest payments.

Yours faithfully, signed and delivered,

	Full name	PAN	Signature
Sole/ First Holder
Second Holder
Third Public Holder

Note: In case of joint holdings, all must sign. In case of body corporate, the common seal should be affixed and certified copies of necessary board resolutions / corporate authorisation should be attached.

Place:		Date:

Tear Here

Acknowledgement Receipt – Vedanta Limited - Open Offer

Received from Mr./Ms./M/s

Address:

Form of Acceptance-cum-Acknowledgement for Vedanta Limited—Open Offer as per details below:

Copy of delivery instruction to depository participant of DP ID Client ID                      for                      Equity Shares

Date of Receipt:

Place of Receipt:

Stamp of Selling Broker:	Signature of Official:

INSTRUCTIONS

PLEASE NOTE THAT NO OFFER SHARES / FORMS OF ACCEPTANCE SHOULD BE SENT DIRECTLY TO THE ACQUIRER, THE PACS, THE TARGET COMPANY OR THE MANAGER TO THE OFFER

1.	This form must be legible and should be filled in English only.

2.	All queries pertaining to this Open Offer may be directed to the Registrar to the Offer.

3.

Eligible Public Shareholders who desire to tender their Equity Shares in the dematerialized form under the Open Offer would have to do so through their respective Selling Member by indicating the details of Equity Shares they intend to tender under the Open Offer.

4.

As per the provisions of Regulation 40(1) of the SEBI (LODR) Regulations and SEBI’s press release bearing no. 51/2018 dated December 3, 2018, requests for transfer of securities shall not be processed unless the securities are held in dematerialised form with a depository w.e.f. April 1, 2019. However, in accordance with the circular issued by SEBI bearing reference number SEBI/HO/CFD/CMD1/CIR/P/2020/144 dated July 31, 2020, shareholders holding securities in physical form are allowed to tender shares in an open offer. Such tendering shall be as per the provisions of the SEBI (SAST) Regulations. Accordingly, Public Shareholders holding Equity Shares in physical form as well are eligible to tender their Equity Shares in this Open Offer as per the provisions of the SEBI (SAST) Regulations.

5.

The Public Shareholders who are holding the Equity Shares in physical form and who wish to tender their Equity Shares in this Offer shall approach the and submit the following set of documents for verification procedure as mentioned below:

a.	Original share certificate(s)

b.

Valid share transfer deed(s) duly filled, stamped and signed by the transferor(s) (i.e. by all registered shareholder(s) in the same order and as per specimen signatures registered with the Target Company), and duly witnessed at the appropriate place.

c.	Self-attested copy of the Public Shareholder’s PAN Card (in case of joint holders, the PAN card copy of all transferors)

d.

This Form of Acceptance- duly completed and signed in accordance with the instructions contained therein, by sole/ joint shareholders whose name(s) appears on the share certificate(s) and in the same order and as per the specimen signature lodged with the Target Company.

e.	A self-attested copy of the address proof consisting of any one of the following documents: valid Aadhar card, voter identity card, passport or driving license.

f.

Any other relevant document including (but not limited to) such as power of attorney, corporate authorization (including board     resolution(s)/ specimen signature(s)), notarised copy/(ies) of death certificate(s) and succession certificate(s) or probated will(s), if the original shareholder is deceased, etc., as applicable.

Public Shareholders holding physical shares should note that such Equity Shares will not be accepted unless the complete set of documents is submitted.

6.

In case of unregistered owners of Equity Shares in physical mode, the Public Shareholder should provide an additional valid share transfer deed(s) duly signed by the unregistered owner as transferor(s) by the sole/joint Public Shareholder(s) in the same order and duly witnessed at the appropriate place. The transfer deed should be left blank, except for the signatures and witness details. PLEASE DO NOT FILL IN ANY OTHER DETAILS IN THE TRANSFER DEED.

7.

Attestation, where required (as indicated in the share transfer deed) (thumb impressions, signature difference, etc.) should be done by a Magistrate, Notary Public or Special Executive Magistrate or a similar authority holding a public office and authorized to issue the seal of his office or a member of a recognized stock exchange under their seal of office and membership number or manager of the transferor’s bank.

8.

In case the share certificate(s) and the transfer deed(s) are lodged with the Target Company/ its transfer agents for transfer, then the acceptance shall be accompanied by the acknowledgement of lodgement with, or receipt by, the Target Company / its transfer agents, of the share certificate(s) and the transfer deed(s).

9.

The Public Shareholder should ensure that the certificate(s) and above documents should be sent only to the Registrar to the Offer either by registered post or courier or hand delivery so as to reach the Registrar to the Offer i.e., KFin Technologies Private Limited on or before the date of Offer Closure Date, at the following address: Selenium Building, Tower- B, Plot No 31 & 32, Gachibowli, Financial District Nanakramguda, Serilingampally, Hyderabad Rangareddi – 500032, Telangana.

10.

The Selling Broker should place bids on the stock exchange platform with relevant details as mentioned on physical share certificate(s). The Selling Broker(s) shall print the TRS generated by the stock exchange bidding system. The TRS will contain the details of order submitted including Folio No., Certificate No., Dist. Nos., number of Equity Shares, etc.

11.

In case of Offer Shares held in joint names, names should be filled in the same order in this Form and in the share transfer deed(s), as the order in which they hold the Offer Shares and should be duly witnessed. This order cannot be changed or altered nor can any new name be added for the purpose of accepting this Open Offer.

12.	If the Offer Shares are rejected for any reason, the Offer Shares will be returned to the sole/first named Public Shareholder(s) along with all the documents received at the time of submission.

13.	The Procedure for Acceptance and Settlement of this Offer has been mentioned in the LOF in paragraph 8 (Procedure for Acceptance and Settlement of the Offer).

14.	All Public Shareholders should provide all relevant documents, which are necessary to ensure transferability of the Offer Shares in respect of which the acceptance is being sent.

15.

All the Public Shareholders are advised to refer to paragraph 9 (Note on Taxation) of the LOF. However, it may be noted that Public Shareholders should consult with their own tax advisors for the tax provisions applicable to their particular circumstances, as the details provided in paragraph 9 of the LOF, as referred to above, are indicative and for guidance purposes only.

16.	All documents/ remittances sent by or to the Public Shareholders will be at their own risk. Public Shareholders are advised to adequately safeguard their interests in this regard.

17.

In case any person has submitted Equity Shares in physical mode for dematerialisation, such Public Shareholders should ensure that the process of getting the Equity Shares dematerialised is completed well in time so that they can participate in the Open Offer before Offer Closing Date.

18.	The Procedure for Acceptance and Settlement of this Offer has been mentioned in the LOF at paragraph 8.

19.

The Form of Acceptance or TRS is not required to be submitted to the Acquirer, the PACs, the Manager to the Offer or the Registrar to the Offer. Public Shareholders holding shares in demat mode are not required to fill any Form of Acceptance unless required by their respective Selling Broker. Equity Shares under lock-in will be required to fill the respective Forms of Acceptance-cum-Acknowledgment.

20.

After the receipt of the demat Equity Shares by the Clearing Corporation and a valid bid in the exchange bidding system, the Offer shall be deemed to have been accepted for the eligible Public Shareholders holding Equity Shares in demat form.

21.	No indemnity regarding title is required from persons not registered as Public Shareholders.

22.

The Letter of Offer along with the Form of Acceptance is being dispatched/ sent through electronic mail to all the Public Shareholders as on the Identified Date, who have registered their email ids with the Depositories and/or the Target Company. In case of non-receipt of the LOF, such shareholders may download the same from the SEBI website (www.sebi.gov.in) or obtain a copy of the same from the Registrar to the Offer on providing suitable documentary evidence of holding of the Offer Shares.

23.

If non-resident Public Shareholders had required any approval from the RBI or any other regulatory body in respect of the Offer Shares held by them, they will be required to submit such previous approvals that they would have obtained for holding the Offer Shares, to tender the Offer Shares held by them pursuant to this Open Offer. Further, non-resident Public Shareholders must obtain all approvals required, if any, to tender the Offer Shares in this Open Offer (including without limitation, the approval from the RBI) and submit such approvals, along with the other documents required in terms of the LOF, and provide such other consents, documents and confirmations as may be required to enable the Acquirer and/or the PACs to purchase the Offer Shares so tendered. In the event any such approvals are not submitted, the Acquirer and/ or the PACs reserves the right to reject such Offer Shares tendered in this Open Offer. If the Offer Shares are held under general permission of the RBI, the no-resident Public Shareholder should state that the Offer Shares are held under general permission and whether they are held on repatriable basis or non-repatriable basis.

24.

In case of interest payments, if any, the final decision to deduct tax or not on the interest payments for delay in payment of consideration, or the quantum of taxes to be deducted rests solely with the Acquirer and/or the PAC(s) depending on the settlement mechanism for such interest payments.

25.	Public Shareholders claiming that no tax is to be deducted or tax to be deducted at a lower rate should submit to the Registrar to the Offer, the following documents, as applicable:

For resident Public Shareholders:

•	Self–attested copy of PAN card.

•

Certificate from the income tax authorities under Section 197 of the IT Act, wherever applicable, in relation to payment of interest, if any, for delay in payment of Offer Price (certificate for deduction of tax at lower rate).

•	Self-declaration in Form 15G/ Form 15H (in duplicate), if applicable.

•	Self-attested copy of relevant registration or notification in support of the claim that they are otherwise eligible to exemption from withholding tax (applicable in case of interest payment, if any).

For non-resident shareholders:

•	Self-attested copy of PAN Card; or

•	name, e-mail id, contact number;

•	address in the country or specified territory outside India of which the shareholder is a resident;

•	Tax Residency Certificate;

•	Form 10F; and

•	Tax Identification Number/ Unique Identification Number of the shareholder.

•	Tax Residency Certificate;

•	Form 10F;

•

Such other information and documentation as may be required depending upon the specific terms of the relevant DTAA read with the provisions of MLI, including but not limited to a declaration of not having a permanent establishment in India;

•	Certificate of lower or NIL withholding tax issued by income-tax authorities indicating the TDS rate/amount of tax to be deducted by the Acquirer and/or the PAC(s);

•	Self-attested declaration in respect of status of shareholder (e.g. individual, firm, company, trust, or any other – please specify) and residential status as per IT Act; and

•	SEBI registration certificate for FII and FPI.

In an event of non-submission of aforesaid documents as may be applicable, tax will be deducted at the maximum rate applicable to the relevant category to which the Public Shareholder belongs, by the Acquirer and/or the PAC(s).

FOR DETAILED PROCEDURE IN RESPECT OF TENDERING OFFER SHARES IN THIS OPEN OFFER, PLEASE REFER TO THE LOF.

All future correspondence, if any, should be addressed to Registrar to the Offer at the following address:

KFin Technologies Private Limited (formerly known as Karvy Fintech Private Limited)

Selenium Building, Tower-B, Plot No 31 & 32, Gachibowli, Financial District Nanakramguda,

Serilingampally, Hyderabad Rangareddi – 500032, Telangana

Tel.: +91 40 6716 2222/ 1-800-34-54001

Fax: +91 40 2343 1551

Contact person: Mr. Murali Krishna

Email: Vdl.voluntaryopenoffer@kfintech.com

SEBI registration no.: INR000000221

Validity period: Permanent